SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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SONIC CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held January 19, 2000

SONIC CORP.

101 Park Avenue
Oklahoma City, Oklahoma 73102

To the Stockholders of Sonic Corp.

    The annual meeting of the stockholders of Sonic Corp. (the "Company") will take place in Meeting Room 5 of the Myriad Convention Center, One Myriad Gardens, Oklahoma City, Oklahoma, on Wednesday, January 19, 2000, at 1:30 p.m., for the purpose of considering and acting upon the following matters:

  (1)
  The election of two nominees to the Board of Directors.

  (2)
  The approval and ratification of the selection of independent auditors.

  (3)
  Any other business which properly may come before the meeting or any adjournment of the meeting.

    The Board of Directors has fixed the close of business on November 30, 1999, as the record date for the determination of the holders of the Company's voting common stock entitled to receive notice of the annual meeting and to vote at the meeting.

    To ensure the presence of a quorum at the annual meeting, please sign and promptly return the enclosed proxy card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.

                      By Order of the Board of Directors,

                      Ronald L. Matlock, Secretary

Oklahoma City, Oklahoma
December 17, 1999

PROXY STATEMENT
FOR THE ANNUAL MEETING OF THE STOCKHOLDERS OF
SONIC CORP.
To Be Held Wednesday, January 19, 2000

SOLICITATION OF PROXIES

Solicitation

    Sonic Corp. (the "Company") is furnishing this proxy statement to the stockholders of the Company to solicit their proxies for use at the annual meeting of stockholders to take place on Wednesday, January 19, 2000, and at any adjournment of the meeting. The Company also may use the services of the Company's directors, officers and employees to solicit proxies personally or by telephone. The Company regularly retains the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee, to assist with the Company's investor relations and other stockholder communications issues. Corporate Communications, Inc. may assist in the solicitation of the proxies and will not receive any additional compensation for those services. The Company will bear all of the costs of preparing, printing, assembling and mailing this proxy statement and the proxy card and all of the costs of the solicitation of the proxies.

Reimbursement of Nominees

    The Company will reimburse any bank, broker-dealer, or other custodian, nominee or fiduciary for its reasonable expenses incurred in completing the mailing of proxy materials to the beneficial owners of the Company's voting common stock.

Revocation of Proxy

    Any stockholder giving his proxy may revoke it at any time before its exercise by notifying Ronald L. Matlock, Secretary of the Company, by telecopy or in writing. The persons named on the proxy card will vote the proxies at the annual meeting, if received in time and not revoked.

Mailing of Proxy Statement and Proxy Card

    The Company has had this proxy statement and the proxy card mailed to its stockholders on or about December 17, 1999.

Stockholder Proposals

    In order for the Company to include a stockholder proposal in the proxy materials for the next annual meeting of stockholders, a stockholder must deliver the proposal to the Secretary of the Company no later than August 19, 2000.

VOTING RIGHTS AND PROCEDURE

    Only the record holders of shares of the voting common stock of the Company as of the close of business on November 30, 1999, will have the right to vote at the annual meeting. As of the close of business on that date, the Company had 18,278,247 shares of common stock issued and outstanding (excluding 2,471,876 shares of common stock held as treasury stock). Each stockholder of record will have one vote for each share of common stock of the Company that the stockholder owned as of the record date. All shares of common stock may vote on all matters coming before the annual meeting, and a majority of all of the outstanding shares of common stock of the Company entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the meeting. The Company will treat all abstentions and nominee non-votes as present or represented at the meeting for the purposes of determining whether a quorum exists for the meeting.

ELECTION OF DIRECTORS

General

    The Board of Directors proposes the election of two directors. Each of the nominees, if elected, will hold office for a term of three years and until the stockholders elect his qualified successor. Each of the nominees, Messrs. Lieberman and Richardson, currently serve as directors of the Company. If either of the nominees become unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy will vote for the election of the person or persons recommended by the Board of Directors.

    The certificate of incorporation and bylaws of the Company provide for the division of the Board of Directors into three classes, each class consisting (as nearly as possible) of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors being elected for a term of three years and until the stockholders elect their qualified successors. The Company's bylaws provide that the Board of Directors by resolution from time to time may fix the number of directors that shall constitute the whole Board of Directors. The Board of Directors currently has set the number of directors at no more than nine.

    Unless the context indicates otherwise, the term "Company," when used in this proxy statement, refers to Sonic Corp. and its subsidiaries.

Nominees

    The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director's term will expire (if elected) for each nominee for election as a director at the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age
Leonard Lieberman(1)	December, 1988	2003	70
Frank E. Richardson(2)	March, 1991	2003	60

    The Board of Directors recommends a vote "For" the election of each of the two nominees for election as a director.

    Proxies cannot be voted for more than two nominees. Dennis Clark, a current director, is not standing for re-election after the expiration of his term at the annual shareholders meeting. The Board of Directors has initiated its search for a qualified candidate to fill the vacant Board position.

(1)
Mr. Lieberman served as the Chief Executive Officer and a director of Supermarkets General Corporation from 1983 to 1987. From 1987 to the present, Mr. Lieberman has devoted his time to private investments. From January through April of 1991, Mr. Lieberman served as Chairman, President and Chief Executive Officer of Outlet Communications, Inc. Mr. Lieberman serves as a director of Celestial Seasonings, Inc., Republic National Bank of New York, Republic New York Corporation and Russell Stanley Corporation. Mr. Lieberman is also a member of the Management Committee of Consolidated Container Company, LLC.

(2)
Mr. Richardson has served as Chairman of F. E. Richardson & Co., Inc. of New York City, a firm specializing in acquisitions of and investments in growth companies, since June of 1995. Since 1997, Mr. Richardson has served as Chairman of Enterprise NewsMedia, Inc., which owns newspapers in Brockton, Quincy, and Plymouth, Massachusetts. From 1986 to June of 1995, Mr. Richardson served as President of Wesray Capital Corporation, a firm which also specialized in acquisitions of and investments in growth companies.

Other Directors

    The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director's term will expire for each director who will continue as a director after the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age
Kenneth L. Keymer(1)	January, 1999	2002	51
H.E. "Gene" Rainbolt(2)	January, 1996	2002	70
E. Dean Werries(3)	March, 1991	2002	70
J. Clifford Hudson(4)	August, 1993	2001	45
Robert M. Rosenberg(5)	April, 1993	2001	61

(1)
Kenneth L. Keymer has served as the Executive Vice President and Chief Operating Officer of the Company since January of 1998 and as a director since January of 1999. He has served as President and a director of Sonic Industries Inc., the Company's franchise operations subsidiary, since August of 1996. From June of 1994 to August of 1996, Mr. Keymer served as Executive Vice President of Operations for the Memphis, Tennessee region of Perkins Family Restaurants, a subsidiary of Tennessee Restaurant Corporation of Itasca, Illinois. From March of 1993 to June of 1994, Mr. Keymer served as Senior Vice President of Operations for the then Chicago-based Boston Chicken, Inc.

(2)
Mr. Rainbolt has served as Chairman of the Board of BancFirst Corp. of Oklahoma City, Oklahoma, since 1989. From 1985 to 1989, Mr. Rainbolt served as Chairman of the Board of Directors of United Community Corp., a bank holding company in Oklahoma City, Oklahoma, and a predecessor of BancFirst Corp. From 1974 to 1985, he served as Chairman of the Board of Federal National Bank of Shawnee, Oklahoma.

(3)
Mr. Werries has served as non-executive Chairman of the Board of the Company since April of 1995 and as a director of the Company since March of 1991. From 1988 through October of 1993, he served as the Chief Executive Officer of Fleming Companies, Inc. ("Fleming"), a wholesale food distribution company, and served as Chairman of the Board of Directors of Fleming from 1989 through April of 1994. Mr. Werries is a past Chairman of the Food Marketing Institute in Washington, D.C.

(4)
Mr. Hudson has served as President and Chief Executive Officer of the Company since April of 1995 and has served as a director of the Company since August of 1993. He served as President and Chief Operating Officer of the Company from August of 1994 until April of 1995, and he served as Executive Vice President and Chief Operating Officer from August of 1993 until August of 1994. From August of 1992 until August of 1993, Mr. Hudson served as Senior Vice President and Chief Financial Officer of the Company. Since October of 1994, Mr. Hudson has served as Chairman of the Board of the Securities Investor Protection Corporation, the federally-chartered organization which serves as the insurer of customer accounts with brokerage firms.

(5)
Mr. Rosenberg served as President and Chief Executive Officer of Allied Domecq Retailing USA ("Allied") from May of 1993 until his retirement in August of 1998. Allied is the parent of Dunkin' Donuts, Inc. and Baskin-Robbins, Inc. Mr. Rosenberg served as President and Chief Executive Officer of Dunkin' Donuts, Inc. from 1963 until May of 1993, and he served as President and Chief Executive Officer of Baskin-Robbins, Inc. from December of 1992 until May of 1993. Mr. Rosenberg currently serves as an honorary director of the National Restaurant Association, as well as a trustee of the educational foundation of the International Franchise Association ("IFA"). Mr. Rosenberg is a past president of the IFA.

Chairman Emeritus of the Board of Directors

    Troy N. Smith, Sr., founder of the Company, has served as Chairman Emeritus of the Board of Directors since May of 1991. As Chairman Emeritus, Mr. Smith has the right to attend and participate on a non-voting basis at all meetings of the Board of Directors and receives the same director fees as the directors.

Committees and Meetings of the Board of Directors

    The Company has a Nominating Committee, an Audit Committee, a Compensation Committee, and a Stock Plan Committee.

    Nominating Committee.  The Nominating Committee's function consists of nominating individuals to serve as directors of the Company. On November 16, 1999, the Nominating Committee met and nominated the two individuals named above for election as directors at the annual meeting of stockholders. The members of the Nominating Committee consist of all of the directors of the Company. E. Dean Werries is the Chairman of the Nominating Committee. The Nominating Committee held one meeting during the Company's last fiscal year. The Nominating Committee will consider nominees recommended by the Company's stockholders. In order to recommend a nominee for the next annual meeting, stockholders must deliver the recommendation in writing to the Company on or before August 19, 2000, addressed to the attention of Ronald L. Matlock, Secretary of the Company, and must provide the full name, address, and business history of the recommended nominee.

    Audit Committee.  The Audit Committee's functions include (a) reviewing and recommending to the Board of Directors (subject to stockholder approval) the independent auditors selected to audit the Company's financial statements, including the review and approval of the fees charged for all services by the independent auditors; (b) reviewing the scope of the annual audit plan; (c) reviewing the audited financial statements of the Company; (d) reviewing the management letter comments from the Company's independent auditors, including management's responses and plans of action; (e) reviewing the proposed annual audit plan and objectives, quarterly reports of audit activity, and adequacy of staff; (f) reviewing from time to time the Company's general policies and procedures with respect to auditing, accounting, and the application of financial resources; (g) reviewing any other matters and making special inquiries and investigations referred to it by the Board of Directors; and (h) making other recommendations to the Board of Directors as the committee may deem appropriate. The members of the Audit Committee are H. E. Rainbolt (Chairman), Robert M. Rosenberg, and E. Dean Werries. W. Scott McLain, Vice President and Chief Financial Officer of the Company, serves as a non-voting, ex-officio member of the committee. The Audit Committee held four meetings during the Company's last fiscal year.

    Compensation Committee.  The Compensation Committee's functions include reviewing and making recommendations to the Board of Directors concerning the base salary, annual incentive bonus awards, and other compensation awards to the executive officers of the Company. The members of the Compensation Committee are Leonard Lieberman (Chairman), Frank E. Richardson, and J. Clifford Hudson. The Compensation Committee held three meetings during the Company's last fiscal year.

    Stock Plan Committee.  The Stock Plan Committee's functions include administering the Company's various stock option, stock incentive, and stock purchase plans. The members of the Stock Plan Committee are Leonard Lieberman (Chairman), Frank E. Richardson, and E. Dean Werries. The Stock Plan Committee held three meetings during the Company's last fiscal year.

    Meetings of the Board of Directors.  The Board of Directors of the Company held five meetings during the Company's last fiscal year. During that period, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of all committees on which he served.

Executive Compensation

    Summary Compensation Table.  The following table sets forth the compensation paid for the last three fiscal years to the Company's chief executive officer and the Company's four other most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries.

	Annual Compensation				Long-term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compen- sation($)(2)	Securities Underlying Stock Options(#)	All Other Compen- sation($)(3)
J. Clifford Hudson President and Chief Executive Officer	1999 1998 1997	341,667 308,333 264,583	191,517 175,095 111,438	— — —	18,380 22,675 34,376	5,600 5,437 5,328
Kenneth L. Keymer Executive Vice President and Chief Operating Officer	1999 1998 1997	241,667 213,333 188,750	136,500 118,775 61,849	— —	13,129 38,198 32,063	6,025 10,206 106,105
Pattye L. Moore Senior Vice President of Marketing and Brand Development	1999 1998 1997	191,667 166,667 137,500	78,482 67,929 45,571	— —	9,453 10,989 16,875	5,965 5,467 4,941
Ronald L. Matlock Vice President, General Counsel and Secretary	1999 1998 1997	166,667 155,467 143,733	67,178 61,899 42,332	— —	8,035 10,047 24,705	5,810 8,173 1,524
W. Scott McLain Vice President and Chief Financial Officer	1999 1998 1997	153,334 135,266 99,668	62,785 53,572 27,596	— —	7,562 8,791 27,876	4,184 5,473 2,024

(1)
The amounts include incentive bonus awards granted pursuant to the incentive bonus program described under "Report on Executive Compensation," as well as a holiday bonus equal to one-half month's base salary.

(2)
The amount of other annual compensation did not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for the named individual.

(3)
The amounts include the Company's matching contribution to the Company's defined contribution plan, premiums for life insurance, and moving expenses paid on behalf of the named individuals. During the last fiscal year, the Company made matching contributions to the Company's 401(k) defined contribution plan in the amount of $4,375 for Mr. Hudson, $4,800 for Mr. Keymer, $4,800 for Ms. Moore, $4,800 for Mr. Matlock, and $3,258 for Mr. McLain. During the last fiscal year, the Company paid life insurance premiums in the amount of $1,225 for Mr. Hudson, $1,225 for Mr. Keymer, $1,165 for Ms. Moore, $1,010 for Mr. Matlock, and $926 for Mr. McLain. The Company reimbursed Mr. Keymer for $105,505 in moving and relocation expenses incurred in connection with his relocation to Oklahoma City during the fiscal year ended August 31, 1997.

    Stock Option Table.  The following table sets forth information regarding the stock options granted during the last fiscal year to the Company's chief executive officer and the other executive officers named above.

					Potential Realizable Value at Assumed Annual Rates of Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
J. Clifford Hudson	18,380	5.86%	$29.00	4/27/2009	$335,213	$849,497
Kenneth L. Keymer	13,129	4.18%	$29.00	4/27/2009	239,446	606,803
Pattye L. Moore	9,453	3.01%	$29.00	4/27/2009	172,403	436,904
Ronald L. Matlock	8,035	2.56%	$29.00	4/27/2009	146,542	371,366
W. Scott McLain	7,562	2.41%	$29.00	4/27/2009	138,915	349,504

(1)
Each option becomes exercisable with regard to one-third of the shares of common stock underlying the option on each of the three anniversary dates of the grant of the option.

(2)
The assumed annual rates of 5% and 10% would result in the Company's common stock price increasing during the 10-year term of the option from the $29.00 per share exercise price to $47.24 and $75.22, respectively.

    Option Exercises and Year End Value Table.  The following table sets forth information regarding stock options exercised during the last fiscal year by the Company's chief executive officer and the other individuals named above and the value of unexercised stock options as of the end of the last fiscal year.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options as of Fiscal Year End Exercisable/ Unexercisable (#)	Value of Unexercised In-the- Money Options as of Fiscal Year End Exercisable/ Unexercisable ($)
J. Clifford Hudson	0	0	240,379 44,957	$4,588,483 379,859
Kenneth L. Keymer	0	0	64,107 49,283	1,004,168 502,508
Pattye L. Moore	0	0	116,194 22,404	2,256,875 186,282
Ronald L. Matlock	5,500	$102,667	44,317 22,970	771,799 226,878
W. Scott McLain	0	0	39,782 22,716	662,148 220,895

    Compensation of Directors.  During the last fiscal year, the Company compensated the non-management directors for their services in the amount of $10,000 per year, plus $2,000 for every meeting of the Board of Directors attended. The Company also paid Mr. Werries $2,500 a month for his services as Chairman of the Board of Directors. The Company did not pay any additional fees to directors for serving on its standing committees. The Company does not compensate directors who also serve as an officer or employee of the Company or its subsidiaries for their services as a director. The 1991 Sonic Corp. Directors' Stock Option Plan (as amended in January of 1999), provides for the grant of 10-year, non-qualified stock options to purchase 15,000 shares of common stock of the Company to each non-management director of the Company upon the individual's initial election as a director, and provides for the annual grant of 10-year, non-qualified stock options to purchase 2,000 shares of common stock of the Company to each non-management director of the Company beginning with the first year of the director's second three-year term and continuing annually for so long as the individual serves on the Board. Prior to the 1999 amendment, the plan provided that 22,500 options would be granted to each non-management director of the Company upon the individual's initial election as a director, and did not provide for any additional grants of options to a director during his term. The exercise price of the stock options equals the market value of the common stock at the date of the grant, and the stock options become exercisable with regard to one-third of the shares of common stock underlying the option on each of the first three anniversary dates of the grant of the stock option. In January of 1999, the Company granted options to purchase 12,000 shares of common stock at $24.6875 to Messrs. Lieberman, Richardson and Werries; options to purchase 8,000 shares of common stock at $24.6875 to Robert M. Rosenberg; and options to purchase 2,000 shares of common stock at $24.6875 to Messrs. Clark and Rainbolt.

    Termination and Change in Control Arrangements.  The Company has employment contracts with J. Clifford Hudson, its President and Chief Executive Officer, and the other senior executive officers. Mr. Hudson's contract, which expires in August of 2000 (and which automatically extends each year for one additional year to maintain successive terms of two years unless specifically terminated or not renewed by the Company), provides that, if the Company terminates Mr. Hudson's employment other than for cause or fails to renew his contract, he will receive his base compensation for a 24-month period after termination (at an annualized base of $350,000 as of August 31, 1999). Mr. Hudson's contract defines "cause" as (1) the willful and intentional failure substantially to perform his duties (other than because of physical or mental incapacity), (2) the commission of an illegal act in connection with his employment, or (3) the commission of any act which falls outside the ordinary course of his responsibilities and which exposes the Company to a significant level of undue liability. A determination of "cause" requires the affirmative vote of at least two-thirds of all members of the Board of Directors. The contracts for Messrs. Keymer and Matlock and for Ms. Moore expire in August of 2000. The contract for W. Scott McLain expires in January of 2000. The contracts for all senior executive officers (except J. Clifford Hudson) automatically renew for successive one-year terms unless specifically terminated or not renewed by the Company. Those contracts provide for 12 months' salary upon termination of employment other than for cause. The contracts for all of the foregoing officers contain the same definition of "cause" as Mr. Hudson's contract.

    The contracts for all of the foregoing officers also provide that, upon a change in control of the Company, if the Company terminates the officer's employment other than for cause or violates any term of the contract, the Company must pay the officer a lump sum equal to a specified multiple of the officer's then current salary, not to exceed the maximum payable without a loss of the deduction under Section 280(g) of the Internal Revenue Code. The specified multiple equals two times the amount of their annual salary for all of the officers of the Company, except for Mr. Hudson (who would receive three times his annual salary). The same lump sum provision applies if the officer should resign for "good reason," which includes (without limitation) the occurrence without the officer's consent after a change in control of the Company of (1) the assignment to the officer of duties inconsistent with the officer's office with the Company, (2) a change in the officer's title or office with the Company, or (3) a reduction in the officer's salary. The officers' contracts generally define a "change in control" to include any consolidation or merger of the Company in which the Company does not continue or survive or pursuant to which the shares of capital stock of the Company convert into cash, securities or other property; any sale, lease, exchange or transfer of all or substantially all of the assets of the Company; the acquisition of 50% or more of the outstanding capital stock of the Company by any person; or, a change in the make-up of the Board of Directors of the Company during any period of two consecutive years, pursuant to which individuals who at the beginning of the period made up the entire Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors, unless at least two-thirds of the directors then and still in office approved the nomination of the new directors.

    Other than the foregoing agreements, the Company has no compensatory plan or arrangement with respect to its executive officers which would result from the resignation, retirement or termination of any executive officer's employment with the Company, from a change in control of the Company, or from a change in an executive officer's responsibilities following a change in control of the Company.

    Compensation Committee Interlocks and Insider Participation.  Leonard Lieberman, Frank E. Richardson, and J. Clifford Hudson served on the Company's Compensation Committee during the last fiscal year. Other than Mr. Hudson, who serves as the Company's President and Chief Executive Officer, no person who served on the Compensation Committee during the last fiscal year had any relationship with the Company requiring disclosure under this heading.

REPORT ON EXECUTIVE COMPENSATION

    The following joint report of the Compensation Committee and Stock Plan Committee of the Board of Directors describes the committees' compensation policies with regard to the Company's executive officers for the last fiscal year, including the specific relationship of corporate performance to executive compensation. The report also discusses the committees' bases for the chief executive officer's compensation for the last fiscal year, including the factors and criteria upon which the committees based that compensation. As described above under "Committees and Meetings of the Board of Directors," the Compensation Committee's functions include reviewing and making recommendations to the Board of Directors concerning the base salary, annual incentive bonus awards, and other compensation awards to the Company's chief executive officer and other executive officers of the Company. The Stock Plan Committee's functions include the administration of the Company's employee stock option plan and the granting of stock options under that plan and the administration of the Company's employee stock incentive plan and the granting of stock under that plan.

    The following report shall not constitute a document deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the information by reference, and the report shall not constitute information otherwise deemed filed under either of those acts.

Independent Compensation Consultant Report

    The Company for several years has retained an independent compensation consultant to advise the Company on the structure and competitiveness of the Company's executive compensation program and to recommend programs appropriate for the Company in the areas of salary, annual incentive programs, long-term incentives, and benefits and employment contract provisions. In conducting its initial review, the consultant interviewed the senior executive officers of the Company, as well as the members of the Compensation Committee; identified a peer group of 11 comparable multi-outlet restaurant companies; and analyzed the cash compensation, stock option and long-term incentive programs, and employment contract provisions available in that peer group according to available proxy statement information, as well as compensation data from other published surveys. Since the initial review, the Company has obtained annual updates of the review and report to the Company. The results of the original and updated reviews showed and continue to show that the total compensation of the Company's executive officers falls below the average level of total compensation of the peer group executive officers. The Company and the Compensation Committee intend to continue to work with the consultant to develop appropriate changes to the Company's executive compensation program.

Compensation Policy and Overall Objectives

    In order to attract, retain, and motivate superior executive talent, the Compensation Committee seeks to maintain compensation programs competitive with those provided by leading companies in the multi-unit restaurant business with similar size and business focus as the Company. The committee has adopted a compensation strategy to provide: (1) base salaries which are competitive but not above industry averages, (2) average or above-average total annual cash opportunities, through incentives based on operating results, (3) above-average long-term incentives based on stock appreciation, and (4) other benefits for executives which are competitive but not above industry norms.

    The primary components of the Company's executive compensation package consist of base salary, annual incentive bonus awards, stock option awards, and restricted stock awards.

    In connection with making decisions with respect to executive compensation, the Compensation Committee will take into account as one of the factors which it considers, the provisions of Section 162(m) of the Internal Revenue Code which limits the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers. It may, however, determine to authorize compensation arrangements that exceed the $1,000,000 deductibility cap imposed by Section 162(m). No executive officer's total compensation for the fiscal year ending August 31, 1999 exceeded the $1,000,000 deductibility cap.

Discussion of Compensation Components

    Base Salary.  In reviewing each executive officer's base salary, the Compensation Committee takes into consideration the executive officer's responsibilities and performance, salaries for comparable positions at other companies, and fairness issues relating to pay for other Company executives. In making salary recommendations or decisions, the committee exercises its discretion and judgment based on those factors. The committee does not apply any specific formula to determine the weight of each factor.

    Incentive Bonus Awards.  The Company has adopted an incentive bonus plan, which covers all of the Company's executive officers, as well as other mid-level management personnel. Under the plan, the Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors. Achievement of the net income target set forth in the annual business plan may result in the payment of incentive payments equal to a percentage of the base salary of the covered officer (50% for Messrs. Hudson and Keymer, and 35% for Messrs. Matlock and McLain and Ms. Moore). Under the plan, the committee may award up to 50% of the incentive payments if the Company achieves 85% of the annual business plan and may award up to 100% of the incentive payments as the percentage of net income achieved increases from 85% to 100%. The plan also allows the committee to increase the incentive payments ratably to the extent the Company exceeds the net income target. The committee has the discretion whether and in what amounts to award any incentive bonuses.

    Stock Option Grants.  The 1991 Sonic Corp. Stock Option Plan is a stock-based incentive compensation plan under which employees selected by the Stock Plan Committee may receive awards in the form of stock options. Under that plan, employees at the director-level and above may receive an annual grant of stock options to purchase a number of shares of common stock computed by (1) dividing the employee's annual salary and bonus by the current market price of the common stock and (2) multiplying that amount by a factor ranging from zero to two. Also, under the plan, certain other employees may receive an annual grant of stock options to purchase an equal number of shares of common stock, as may be designated by the Stock Plan Committee from time to time. The Stock Plan Committee grants special stock option awards to new members of management whose position with the Company qualifies them for participation in the plan and for existing members of management who may have received a promotion.

    Stock Incentive Plan.  In November of 1995, the Stock Plan Committee adopted and the Board of Directors approved the Stock Incentive Plan. Under that plan, the Company may issue up to 180,000 shares of common stock of the Company to key employees selected for participation in the plan by the Stock Plan Committee, which administers the plan. Participants in the Stock Incentive Plan receive awards of shares of restricted common stock (the "Restricted Stock"), subject to not vesting if the Company fails to achieve certain annual performance criteria. As the Company achieves the performance criteria, the portion of the award tied to the criteria will vest. Until the Restricted Stock vests, an escrow agent will hold the Restricted Stock. However, the participant will have the right to vote the Restricted Stock and receive any dividends on the stock. If the Company does not achieve the performance criteria, the portion of the award tied to that criteria will not vest and the right to receive dividends and to vote that portion of the Restricted Stock will terminate. Upon vesting, all restrictions on the vested portion will terminate and the participant will have the right to receive certificates representing the shares of vested Restricted Stock.

Compensation of Chief Executive Officer

    Mr. Hudson has served as President and Chief Executive Officer of the Company since April 11, 1995. On April 27, 1999, the Compensation Committee met and set Mr. Hudson's annual compensation at $350,000. The committee considered the results of the most recent update of the Company's independent compensation consultant regarding the range of compensation for the chief executive officers of the Company's competitive peer group and set Mr. Hudson's level of compensation below the average of that group. On April 27, 1999, the Stock Plan Committee granted Mr. Hudson options to purchase 18,380 shares of common stock, consistent with the standard formula described above. Effective October 21, 1999, the Compensation Committee approved the award of 101.7% of Mr. Hudson's potential incentive bonus for the fiscal year ended August 31, 1999, pursuant to the terms of the Company's incentive bonus plan, which percentage is consistent with the percentages approved for the other executive officers of the Company, after taking into account the performance of the Company for that year.

Respectfully submitted,
The Compensation Committee	The Stock Plan Committee
/s/ Leonard Lieberman, Chairman /s/ J. Clifford Hudson /s/ Frank E. Richardson	/s/ Leonard Lieberman, Chairman /s/ Frank E. Richardson /s/ E. Dean Werries

Performance Graph

    The following graph compares the cumulative total return on the Company's common stock with the cumulative total returns on two published indices—the Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S. Stocks") and the Index for Nasdaq Retail Trade Stocks ("Nasdaq Retail Stocks"). The graph assumes a $100 investment on August 31, 1994, in the Company's common stock and in the stocks comprising the two identified indices. "Cumulative total return" means the appreciation in stock price, plus dividends paid, assuming the reinvestment of all dividends.

    The following graph shall not constitute a document deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the information by reference, and the graph shall not constitute information otherwise deemed filed under either of those acts.

	Cumulative Total Return
	8/31/94	8/31/95	8/31/96	8/31/97	8/31/98	8/31/99
SONIC CORP.	100	162	186	175	189	363
NASDAQ U.S. STOCKS	100	135	152	212	200	371
NASDAQ RETAIL STOCKS	100	110	128	144	125	156

Security Ownership of Certain Beneficial Owners and Management

    Certain Beneficial Owners.  The following table shows the total number and percentage of the outstanding shares of the Company's voting common stock beneficially owned as of October 29, 1999, with respect to each person (including any "group" as used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) the Company knows to have beneficial ownership of more than 5% of the Company's common stock. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which includes as beneficially owned all shares of common stock which the person or group has the right to acquire within the next 60 days. Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock.

Beneficial Owner	Number of Shares	Percent
FMR Corp.(1)	2,050,350	11.11%
82 Devonshire Street
Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(2)	1,724,300	9.34%
100 E. Pratt Street
Baltimore, Maryland 21202
Massachusetts Financial Services Company(3)	1,389,550	7.53%
500 Boylston Street
Boston, Massachusetts 02116

(1)
Fidelity Management & Research Company ("Fidelity), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, was the beneficial owner of 1,932,500 shares (or 10.47% of the Company's outstanding common stock) as a result of its role as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The voting power with respect to the 1,932,500 shares beneficially owned by Fidelity is held by the Board of Trustees of the investment companies of which Fidelity is the investment adviser. Fidelity Management Trust Company ("Fidelity Management"), another wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, beneficially owns and has sole voting power with regard to the remaining 117,850 shares (or .64% of the Company's outstanding common stock) as a result of its role as an investment manager for certain institutional accounts. Fidelity and Fidelity Management have the same address as FMR Corp.

(2)
T. Rowe Price Associates, Inc. ("Price Associates") beneficially owns 1,724,300 shares (or 9.34% of the Company's outstanding common stock) as a result of its role as an investment adviser to T. Rowe Price New Horizons Fund, Inc. ("Price Fund") and various other individual and institutional investors. Price Fund has sole voting power with regard to 1,300,000 shares (or 7.05% of the Company's outstanding common stock). Price Associates has sole voting power for 312,000 shares (or 1.69% of the Company's outstanding common stock). For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is the beneficial owner of such securities. Price Fund has the same address as Price Associates.

(3)
Of the amount shown, based on a Schedule 13G filed by Massachusetts Financial Services Company ("MFS") with the SEC on February 11, 1999, MFS has sole voting power for 1,358,274 shares (or 7.36% of the Company's outstanding common stock).

    Management.  The following table sets forth information obtained from the directors and executive officers of the Company as to their beneficial ownership of the Company's voting common stock as of October 29, 1999. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which rule includes as beneficially owned all shares of common stock which the person or group has the right to acquire pursuant to stock options exercisable within the next 60 days ("Currently Exercisable Options"). Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock.

Beneficial Owner	Number of Shares	Number of Currently Exercisable Options	Percent(1)
J. Clifford Hudson(2)	412,934	240,379	3.54%
Kenneth L. Keymer	2,250	64,107	(3)
Pattye L. Moore(4)	785	116,194	(3)
Ronald L. Matlock(5)	991	44,317	(3)
W. Scott McLain(6)	218	39,782
Dennis H. Clark(7)	321,137	22,500	1.86%
Leonard Lieberman	553	22,500	(3)
H. E. Rainbolt	23,500	22,500	(3)
Frank E. Richardson	478,084	22,500	2.71%
Robert M. Rosenberg	31,500	22,500	(3)
E. Dean Werries	26,700	3,000	(3)
Directors and executive officers as a group (26 persons)(8)	1,304,897	905,537	11.98%

(1)
Pursuant to Rule 13(d)(3), the Company includes the shares of common stock underlying the Currently Exercisable Options as outstanding for the purposes of computing the percentage ownership of the person or group holding those options but not for the purposes of computing the percentage ownership of any other person.

(2)
The amount shown includes (a) 199,694 shares of common stock held by Mr. Hudson in trust for himself, (b) 193,800 shares of common stock held by Mr. Hudson's wife in trust for herself (of which Mr. Hudson disclaims beneficial ownership), and (c) 19,440 shares of common stock held by Mr. Hudson in trust for his two minor children (of which Mr. Hudson disclaims beneficial ownership).

(3)
The amount represents less than 1% of the Company's outstanding shares of common stock.

(4)
The amount shown includes 560 shares of common stock held for Ms. Moore in the Company's 401(k) plan.

(5)
All of such shares are held for Mr. Matlock in the Company's 401(k) plan.

(6)
All of such shares are held for Mr. McLain in the Company's 401(k) plan.

(7)
Mr. Clark is a current director of the Company whose term will expire at the annual meeting of stockholders. The amount shown includes 67,515 shares of common stock owned by Mr. Clark's wife.

(8)
The amount includes (a) 2,699 shares of common stock held for certain executive officers in the Company's 401(k) plan and (b) 3,422 shares of common stock held for certain executive officers in the Company's employee stock purchase plan.

    Changes in Control.  The Company knows of no arrangements (including the pledge by any person of securities of the Company), the operation of which may result at a subsequent date in a change in control of the Company.

Certain Relationships and Related Transactions

    The Company leases two parcels of real estate, upon which it operates two Company-owned restaurants, from Plains Realty Corp. ("Plains"), a corporation owned in part by J. Clifford Hudson, President, Chief Executive Officer, and a director of the Company, and Dennis H. Clark, a current director of the Company whose term will expire at the annual meeting of stockholders. The Company is leasing both parcels pursuant to leases entered into in 1988 and 1989. Both leases expire in January of 2009. During the last fiscal year, the Company paid Plains a total of $94,601 in rent pursuant to those two leases. The Company believes that the terms and conditions of the leases are no less favorable than those it could have obtained from third parties in arm's length transactions.

    In March of 1994, the Company entered into an agreement with Dennis H. Clark, a director of the Company and then President of Sonic Restaurants, Inc., relating to his leaving the Company's employment and returning to his previous career as a Sonic franchisee. Under his employment agreement, Mr. Clark had the right to receive an amount equal to 12 months' salary and to purchase six Sonic drive-in restaurants in Monroe, Louisiana. In exchange for Mr. Clark's foregoing those rights, the Company sold its interest in two Sonic drive-in restaurants to Mr. Clark and provided him with the financing necessary to purchase the interests pursuant to two promissory notes, having terms of 10 and 15 years, each at 7% interest, and secured by Mr. Clark's interest in the restaurants. The promissory notes were paid in full in December of 1998. Pursuant to the agreement, the Company also issued an area development agreement to Encore Restaurants, Inc. ("Encore") for the city of Plano, Texas, and a portion of the southwest corner of Collin County, Texas (the "Development Area"), calling for the development of seven restaurants over five years and the waiver of the initial franchise fee for three of those restaurants. Mr. Clark is the president and a principal stockholder of Encore. The Company also committed to assist Encore with obtaining financing for up to six Sonic drive-in restaurants upon terms comparable to those which the Company could obtain. Pursuant to this agreement, the Company has entered into asset repurchase agreements with the lender relating to approximately $4.2 million of financing for the development of the six Sonic drive-in restaurants. Those agreements obligate the Company to purchase the collateral securing the financing at their fair market value in the event of a default under the terms of the financing documents. The collateral consists of 105,024 shares of common stock of the Company and the real estate and operating assets of the Sonic drive-in restaurants. As of August 31, 1999, the outstanding principal balance of the financing equaled approximately $1.7 million.

    In January of 1998, the Company and Encore amended the area development agreement for the city of Plano and Collin County, Texas to allow the Company the right to develop up to five Company-owned restaurants within certain portions of the Development Area for a period of three years. In exchange for such waiver by Encore of its exclusive development rights in the Development Area, the Company agreed to extend the term of Encore's development rights in the Development Area for an additional year through October of 2002, and arrange financing for Encore's development of five additional restaurants. In addition, the Company agreed to enter into sale and leaseback transactions for each of the five additional restaurants to be developed by the Company on terms generally available from independent third parties with payment of up to 3.5% of annual gross sales to Encore from the operations of the Company-owned restaurants developed in the Development Area as additional percentage rent. The terms of the January 1998 amendment transaction with Encore are consistent with the terms of a simultaneous agreement entered into with a non-affiliated franchise restaurant developer for similar development rights by the Company.

    In February of 1999, the Company and Encore amended the area development agreement covering the city of Plano and a portion of Collin County, Texas whereby Encore agreed to waive its exclusive development territory rights to allow the Company to develop a restaurant in Murphy, Texas and a restaurant in Garland, Texas. Encore also gave the Company the option to either buy the ground lease and leasehold improvements of one of Encore's operating restaurants in Dallas, Texas, or develop a restaurant in Encore's development territory at a site to be identified before December 31, 1999. In conjunction with the amendments to the Plano and Collin County area development agreement, the Company and Encore also amended the area development agreement that covers a portion of the City of Ft. Worth, Texas whereby the Company extended Encore's development rights in the territory by thirty-five months to July 1, 2002, reconfigured a portion of the area development agreement's territory, added four restaurants to be developed, and sold to Encore for approximately $410,000 an undeveloped site in Grapevine, Texas. The purchase price consisted of the Company's cost of the property, $375,000, plus out-of-pocket partial development costs and accrued interest.

    H. E. Rainbolt, a director of the Company, is Chairman of the Board and a principal stockholder of BancFirst Corp., the holding company of BancFirst of Oklahoma City ("BancFirst"). BancFirst is a participant in the Company's $60 million revolving line of credit. During the last fiscal year, the largest amount outstanding under that line of credit was approximately $26 million, in which BancFirst participated in approximately $3 million.

Section 16 Compliance

    Based upon a review of the original and amended Forms 3 and 4 furnished to the Company during its last fiscal year, the Company does not know of any person who failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, based on the recommendation of the Audit Committee, has re-appointed the firm of Ernst & Young LLP, independent auditors, as the Company's auditors for the fiscal year ending August 31, 2000, subject to the approval and ratification by the stockholders. Ernst & Young LLP has served as the Company's auditors since 1984. The Company expects one or more representatives of Ernst & Young LLP to attend the annual meeting in order to respond to any appropriate questions.

    The Board of Directors recommends a vote "For" the approval and ratification of the re-appointment of Ernst & Young LLP.

OTHER MATTERS

    The Board of Directors knows of no other matters which may come before the annual meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

    The Company will provide, without charge, to each stockholder solicited to vote at the annual meeting, on the written request of the stockholder, a copy of the Company's Annual Report on Form 10-K for the year ended August 31, 1999, including the financial statements and schedules, as filed with the Securities and Exchange Commission. Each written request must set forth a good faith representation that as of the record date, the person making the request was a beneficial owner of the Company's common stock entitled to vote at the annual meeting. Stockholders should direct the written request to the Company to Ronald L. Matlock, Secretary, 101 Park Avenue, Oklahoma City, Oklahoma 73102.

PROXY

For the Annual Meeting of the Stockholders of
SONIC CORP.

   THE BOARD OF DIRECTORS OF SONIC CORP. IS SOLICITING THIS PROXY

   The undersigned hereby appoints J. Clifford Hudson and Ronald L. Matlock, and each of them, the undersigned's proxy, with full power of substitution, to attend the annual meeting of the stockholders of Sonic Corp. (the "Company") on Wednesday, January 19, 2000, at 1:30 p.m., in Meeting Room 5 of the Myriad Convention Center, One Myriad Gardens, Oklahoma City, Oklahoma, and at any adjournment of that meeting, and to vote the undersigned's shares of common stock as designated below.

1.	Election of Directors
/ / For Both Nominees Listed Below (Except as marked to the contrary below)
/ / Withhold Authority to Vote for Both Nominees Listed Below
(Instruction: To withhold authority to vote for either individual nominee, strike through the nominee's name below.)
Leonard Lieberman Frank E. Richardson
The Board of Directors recommends a vote "For" the election of both of the above-named nominees.
2.	Approval and Ratification of the Selection of Independent Auditors.
/ / For / / Against / / Abstain
The Board of Directors recommends a vote "For" the approval and ratification of the selection of independent auditors.
3.	Any other matter properly coming before the meeting, upon which the persons named above will vote for or against, in their sole discretion, or upon which the persons named above will abstain from voting, in their sole discretion.
/ / To Grant Authority / / To Withhold Authority

   The persons named above will vote the shares of common stock represented by this proxy card in accordance with the specifications made in Items 1 and 2. If the undersigned makes no specification, the persons named above will vote the shares in favor of Items 1 and 2, and will vote the shares as if the undersigned had granted the authority in Item 3.

   Please sign exactly as your name appears below, date and return this proxy card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this proxy card. Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

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